Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Northfield Laboratories Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-15877, 333-51681, 333-79579, 333-102672, 333-110110 and 333-128787) on Form S-8 and the registration statement (No. 333-137072) on Form S-3 of Northfield Laboratories Inc. of our report dated August 14, 2008, with respect to the balance sheets of Northfield Laboratories Inc. as of May 31, 2008 and 2007, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended May 31, 2008, and for the cumulative period from June 19, 1985 (inception) through May 31, 2008, which report appears in the May 31, 2008 annual report on Form 10-K of Northfield Laboratories Inc.

Our report dated August 14, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient capital resources to fund its continuing operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chicago, Illinois
August 14, 2008